Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

XENOPORT, INC.

XenoPort, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

     A. The name of the Corporation is XenoPort, Inc. The original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on May 19, 1999 under the name of “Aardvark, Inc.”

     B. This Amended and Restated Certificate of Incorporation (this “Amendment”) was duly adopted by the Corporation’s directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law (the “DGCL”).

     C. This Amendment restates, integrates and amends the provisions of the Certificate of Incorporation of this Corporation, as heretofore amended.

     D. The text of the Certificate of Incorporation, as heretofore amended, is hereby amended and restated in its entirety to read as follows:

ARTICLE I

     The name of this Corporation is XenoPort, Inc.

ARTICLE II

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

     The Corporation is to have perpetual existence.

ARTICLE IV

     The address of the Corporation’s registered office in the State of Delaware is 15 E. North Street, in the City of Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Incorporating Services.

ARTICLE V

     This Corporation is authorized to issue two classes of stock to be designated “Common Stock” and “Preferred Stock.” The total number of shares that this Corporation is authorized to issue is 30,808,734 shares, consisting of 18,500,000 shares of Common Stock, $0.001 par value per share, and 12,308,734 shares of Preferred Stock, $0.001 par value per share. The first Series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 2,673,750 shares. The second Series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 4,989,500 shares. The third Series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 2,478,818 shares. The fourth Series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 2,166,666 shares. 500,000 shares of Series D Preferred Stock are reserved for issuance solely pursuant to the provisions of Section 5.2(a)(i) below. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote (voting together as a single class on an as-if-converted basis).

The relative rights, preferences, privileges, limitations and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

     5.1 Stock Split. Effective upon the filing of this Amendment with the Secretary of State of the State of Delaware:

          (a) Every six shares of the Common Stock that is then issued and outstanding shall, automatically and without any action on the part of the holder thereof, be reduced and converted into one share of Common Stock, $.001 par value, of the Corporation. For any remaining fraction of a share, the Corporation shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (after giving effect to the foregoing reverse stock split) as determined by the Corporation’s Board of Directors.

          (b) Every six shares of the Series A Preferred Stock that is then issued and outstanding shall, automatically and without any action on the part of the holder thereof, be reduced and converted into one share of Series A Preferred Stock, $.001 par value, of the Corporation. For any remaining fraction of a share, the Corporation shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series A Preferred Stock (after giving effect to the foregoing reverse stock split) as determined by the Corporation’s board of directors.

          (c) Every six shares of the Series B Preferred Stock that is then issued and outstanding shall, automatically and without any action on the part of the holder thereof, be reduced and converted into one share of Series B Preferred Stock, $.001 par value, of the Corporation. For any remaining fraction of a share, the Corporation shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series B Preferred Stock (after giving effect to the foregoing reverse stock split) as determined by the Corporation’s board of directors.

          (d) Every six shares of the Series C Preferred Stock that is then issued and outstanding shall, automatically and without any action on the part of the holder thereof, be reduced and converted into one share of Series C Preferred Stock, $.001 par value, of the Corporation. For any remaining fraction of a share, the Corporation shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series C Preferred Stock (after giving effect to the foregoing reverse stock split) as determined by the Corporation’s board of directors.

          (e) Every six shares of the Series D Preferred Stock that is then issued and outstanding shall, automatically and without any action on the part of the holder thereof, be reduced and converted into one share of Series D Preferred Stock, $.001 par value, of the Corporation. For any remaining fraction of a share, the Corporation shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series D Preferred Stock (after giving effect to the foregoing reverse stock split) as determined by the Corporation’s board of directors.

     5.2 Dividends.

          (a) Preferred Stock.

               (i) Each share of Series D Preferred Stock, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Corporation’s Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, shall be entitled to receive dividends in shares of Series D Preferred Stock at its Original Issue Price (as defined in Section 5.4(a)) at the rate of $1.35 per share of Series D Preferred Stock per annum (as adjusted for stock splits, stock dividends or similar events with respect to such shares that occur after the date of the filing of this Amendment). Such dividends shall accrue monthly from December 15, 2004 whether earned or not declared. Such dividends on shares of Series D Preferred Stock shall be cumulative so that if such dividends, in respect of any previous or current dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set aside, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart on any other shares of capital stock. Any such accrued but unpaid dividends shall be payable immediately prior to the occurrence of any (x) Acquisition (as defined in 5.3(c)), Asset Transfer (as defined in Section 5.3(c)), liquidation, dissolution or winding up of the Corporation described in Section 5.3, (y) public offering of the Corporation’s securities registered under the Securities Act of 1933, as amended, or (z) any event that results in the conversion of shares of Series D Preferred Stock pursuant to Section 5.4. Any fractional shares resulting from the dividends payable pursuant to this Section 5.2(a)(i) shall be aggregated. Any fractional share resulting after such aggregation shall be payable in cash by the Corporation to the holder of Series D Preferred Stock.

               (ii) Subject to the prior dividend rights of the Series D Preferred Stock, the holders of Series C Preferred Stock shall be entitled to receive dividends out of any funds legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Corporation’s Series A Preferred Stock, Series B Preferred Stock and Common Stock, at the rate of $1.20 per share of Series C Preferred Stock per annum (as adjusted for stock splits, stock dividends or similar events with respect to such shares that occur after the date of the filing of this Amendment). Such dividends shall be payable when, as and if declared by the board of directors of the Corporation, and shall not be cumulative.

               (iii) Subject to the prior dividend rights of the Series D Preferred Stock and the Series C Preferred Stock, the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive dividends out of any funds legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Corporation’s Common Stock, at the rate of $0.48 per share of Series A Preferred Stock and $1.20 per share of Series B Preferred Stock per annum (each as adjusted for stock splits, stock dividends or similar events with respect to such shares that occur after the date of the filing of this Amendment). Such dividends shall be payable when, as and if declared by the board of directors of the Corporation, and shall not be cumulative.

               (iv) Sections 502 and 503 of the California General Corporation Law (“CGCL”) shall not apply with respect to distributions on shares junior to the Preferred Stock as they relate to repurchases of shares of Common Stock upon termination of employment or service as a consultant or director.

          (b) Additional Dividends. After the payment or setting aside for payment of the dividends described in Section 5.2(a), any additional dividends (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) declared or paid in any fiscal year shall be declared or paid among the holders of the Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate (as defined in Section 5.4 hereof).

     5.3 Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the Corporation’s stockholders shall be made in the following manner:

          (a) Preferred Stock Preference.

               (i) Series D Preference. The holders of Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Common Stock of the Corporation by reason of their ownership of such stock, an amount equal to $15.00 per share of Series D Preferred Stock (as adjusted for stock splits, stock dividends or similar events with respect to such shares that occur after the date of the filing of this Amendment), including those shares of Series D Preferred Stock payable as dividends pursuant to Section 5.2(a)(i), plus an additional amount, payable in cash, equal to any dividends declared but unpaid on each such share (the “Series D Preference”). If upon such liquidation, dissolution or winding up of the

Corporation, the assets and funds legally available for distribution to the holders of Series D Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amount, the entire assets and funds legally available for distribution shall be distributed ratably among the holders of Series D Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

               (ii) Series C Preference. After the payment of the Series D Preference, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of Series A Preferred Stock, Series B Preferred Stock or Common Stock of the Corporation by reason of their ownership of such stock, an amount equal to $15.00 per share of Series C Preferred Stock (as adjusted for stock splits, stock dividends or similar events with respect to such shares that occur after the date of the filing of this Amendment), plus an additional amount equal to any dividends declared but unpaid on each such share (the “Series C Preference”). If upon such liquidation, dissolution or winding up of the Corporation, the assets and funds legally available for distribution to the holders of Series C Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amount, the entire assets and funds legally available for distribution after payment of the Series D Preference shall be distributed ratably among the holders of Series C Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

               (iii) Series A and Series B Preference. After the payment of the Series D Preference and the Series C Preference, the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of Common Stock of the Corporation by reason of their ownership of such stock, an amount equal to $6.00 per share of Series A Preferred Stock and $15.00 per share of Series B Preferred Stock (each as adjusted for stock splits, stock dividends or similar events with respect to such shares that occur after the date of the filing of this Amendment), plus an additional amount equal to any dividends declared but unpaid on each such share (the “Series A Preference” and “Series B Preference,” respectively). If upon such liquidation, dissolution or winding up of the Corporation, the remaining assets and funds legally available for distribution to the holders of Series A Preferred Stock and Series B Preferred Stock are insufficient to permit the payment to each such holder of the full aforesaid preferential amount, the entire remaining assets and funds legally available for distribution after payment of the Series D Preference and the Series C Preference shall be distributed ratably among the holders of Series A Preferred Stock and Series B Preferred Stock on a pari passu basis in proportion to the preferential amount each such holder is otherwise entitled to receive.

          (b) Remaining Assets. Upon the completion of the distributions required by subsection (a) of this Section 5.3, the remaining assets of this Corporation available for distribution to stockholders shall be distributed ratably to the holders of Preferred Stock and Common Stock based on the number of shares of Common Stock held by each such holder (on an as-converted to Common Stock basis) and the number of shares of Series D Preferred Stock payable as dividends pursuant to Section 5.2(a) (on an as-converted to Common Stock basis) until, (i) with respect to the holders of Series A Preferred Stock, such holders shall have received an aggregate (including amounts paid as the Series A Preference) of $15.00 per share of Series A Preferred Stock, (ii) with respect to the holders of Series B Preferred Stock, such holders shall have received an aggregate

(including amounts paid as the Series B Preference) of $37.50 per share of Series B Preferred Stock, (iii) with respect to the holders of Series C Preferred Stock, such holders shall have received an aggregate (including amounts paid as the Series C Preference) of $37.50 per share of Series C Preferred Stock and (iv) with respect to the holders of Series D Preferred Stock, such holders shall have received an aggregate (including amounts paid as the Series D Preference) of $37.50 per share of Series D Preferred Stock held and per share of Series D Preferred Stock payable as a dividend pursuant to Section 5.2(a)(i) (each of the foregoing amounts as adjusted for stock splits, stock dividends or similar events with respect to such shares that occur after the date of the filing of this Amendment). Thereafter, any remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably to the holders of Common Stock based on the number of shares of Common Stock held by each such holder. Notwithstanding the above, following the date that the Corporation completes a Qualified Financing (as defined below), the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall thereafter be limited to receiving the Series A Preference, Series B Preference, Series C Preference and Series D Preference amounts, respectively, in accordance with Sections 5.3(a)(i), (ii) and (iii) above, in the event of any liquidation, dissolution or winding up of the Corporation, and all remaining assets and funds of the Corporation legally available for distribution after payment of the Series A Preference, Series B Preference, Series C Preference and Series D Preference amounts shall be distributed ratably to the holders of Common Stock based on the number of shares of Common Stock held by each such holder; provided, however, that nothing contained in this Section 5.3 shall prevent or prohibit a holder of Preferred Stock from exercising its conversion rights set forth in Section 5.4 and thereby receiving the distributions payable to a holder of Common Stock hereunder. For purposes of this Section 5.3, a “Qualified Financing” shall mean an equity financing of the Corporation in which (i) the purchase price to investors equals or exceeds an effective value equal to $30.00 per share of Common Stock or per share of capital stock initially convertible into one share of Common Stock (after taking into account any other securities issued in connection with such Qualified Financing and subject to adjustment for stock splits, stock dividends, recapitalizations and similar events that occur after the date of the filing of this Amendment), (ii) the aggregate gross proceeds raised equals or exceeds $40,000,000 and (iii) the investor in such financing is a venture or private equity investor who purchases stock solely for financial investment purposes and not for strategic or other purposes.

          (c) Acquisition or Asset Transfer.

               (i) For the purposes of Section 5.2 and this Section 5.3, in the event that the Corporation is a party to an Acquisition or Asset Transfer (as hereinafter defined), then each holder of Preferred Stock shall be entitled to received for each share of Preferred Stock then held or payable as a dividend pursuant to Section 5.2(a)(i), out of the proceeds of such Acquisition or Asset Transfer the amount of cash, securities or other property to which such holder would be entitled to receive in a liquidation, dissolution or winding up of the Corporation pursuant to Sections 5.3(a) and (b). For purposes of this Section 5.3(c), (A) Acquisition shall mean any transaction or series of related transactions to which the Corporation is party (including, without limitation, any reorganization, merger or consolidation, but excluding (i) any merger effected exclusively for the purpose of changing the domicile of the Corporation and (ii) any sale of stock for capital raising purposes), unless the Corporation’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions (by virtue of securities held prior to the transaction or series of related transactions) hold at least a majority of the voting power of the surviving or acquiring entity and (B) Asset Transfer shall mean a sale of all or substantially all of the assets of the Corporation.

               (ii) In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                    (1) For securities not subject to investment letter or other similar restrictions on free marketability,

                         a) if traded on a securities exchange or The Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-day period ending three (3) days prior to the closing of such transaction;

                         b) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing of such transaction; and

                         c) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the board of directors of this Corporation.

                    (2) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the board of directors of this Corporation) from the market value as determined pursuant to subdivision (1) above so as to reflect the approximate fair market value thereof.

          (d) In the event the requirements of this Section 5.3 are not complied with, the Corporation shall forthwith either:

               (i) cause such closing to be postponed until such time as the requirements of this Section 5.3 have been complied with, or

               (ii) cancel such transaction, in which event the rights, preferences, privileges and restrictions of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in subsection (e) below.

          (e) The Corporation shall give each holder of record of Preferred Stock written notice of a transaction described in subsection (c) above not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 5.3, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of at least a majority of the shares of Preferred Stock then outstanding.

     5.5 Conversion. The holders of the Preferred Stock have conversion rights as follows:

          (a) Right to Convert. Each share of each series of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price (as defined below) for such series of Preferred Stock by the Conversion Price (as defined below) for such series of Preferred Stock, determined as hereinafter provided, in effect at the time of the conversion (the “Conversion Rate”). The “Original Issue Price” for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be $6.00 per share, $15.00 per share, $15.00 per share and $15.00 per share, respectively (each as adjusted for stock splits, stock dividends or similar events with respect to such shares that occur after the date of the filing of this Amendment). The initial “Conversion Price” for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be $6.00 per share, $15.00 per share, $15.00 per share and $15.00 per share, respectively (each as adjusted for stock splits, stock dividends or similar events with respect to such shares that occur after the date of filing of this Amendment). Such initial Conversion Price of each series of Preferred Stock shall be subject to adjustment as provided in subsection (d) of this Section 5.4.

          (b) Automatic Conversion. Each share of each series of Preferred Stock shall automatically be converted into shares of Common Stock at its then effective Conversion Rate (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public in which the public offering price (prior to underwriter’s discounts or commissions and offering expenses) equals or exceeds $30.00 per share (subject to adjustment for stock splits, stock dividends, recapitalizations and similar events that occur after the date of filing of this Amendment) and the aggregate gross proceeds raised by the Corporation equals or exceeds $50,000,000 or (ii) on the date at least a majority of the then outstanding shares of Preferred Stock so elects to convert (voting together as a single class on an as-converted basis).

          (c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that in the event of an automatic conversion in connection with an underwritten public offering or automatic conversion by vote or written consent as described in subsection (b) above, the outstanding shares of Preferred

Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten public offering, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned (and if conducted pursuant to an automatic conversion as provided in subsection (b) above, shall be conditioned) upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

          (d) Adjustment of Conversion Price. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

               (i) If the Corporation shall issue, after the date of filing of this Amendment, any Additional Stock (as defined in subsection (d)(iv)) without consideration or for a consideration per share less than the Conversion Price for any series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock (a “Qualifying Dilutive Issuance”), the Conversion Price for such series in effect immediately after each such issuance of Additional Stock shall forthwith (except as otherwise provided in this subsection (d)) be adjusted to a price (calculated to the nearest cent): (a) for purposes of the Conversion Price of the Series D Preferred Stock, equal to the lowest amount of consideration per share paid by a participant in such Qualifying Dilutive Issuance for such shares of Additional Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 5.4(d) or (b) for purposes of the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, equal to the product obtained by multiplying the Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance of Additional Stock by a fraction, the numerator of which is equal to the sum of (x) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to be issued pursuant to subsection (d)(iii)(1) or (2) of this Section 5.4) immediately prior to such issuance of Additional Stock plus (y) the number of shares of Common Stock that the aggregate consideration received or deemed received by this Corporation for such issuance of Additional Stock would purchase at the Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance of Additional Stock, and the denominator of which is equal to the sum of (x) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to be issued pursuant to subsection (d)(iii)(1) or (2) of this Section 5.4) immediately prior to such issuance of Additional Stock plus (y) the number of shares of Additional Stock issued.

               (ii) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts or commissions paid or incurred by the Corporation in connection with the issuance and sale thereof. In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Corporation’s board of directors irrespective of any accounting treatment.

               (iii) In the case of the issuance (whether before, on or after the date of filing of this Amendment) of (i) options to purchase or rights to subscribe for Common Stock, (ii) securities, by their terms, convertible into or exchangeable for Common Stock or (iii) options to purchase or rights to subscribe for securities, by their terms, convertible into or exchangeable for Common Stock, the following provisions shall apply for all purposes of subsections (d)(i), (ii), (iii) and (iv):

                    (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in clause (ii) of this subdivision (d)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.

                    (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time) for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in (ii) of this subdivision (d)).

                    (3) In the event of any change in the number of shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, including, but not limited to, a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                    (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of each series of Preferred Stock, to the extent affected by or computed using such options, rights or securities related to such options or rights shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

                    (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections (d)(iii)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection (d)(iii)(3) or (4).

               (iv) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection (d)(iii) of this Section 5.4) other than:

                    (1) shares of Common Stock issued pursuant to an event or transaction described in subsection (d)(v);

                    (2) shares of Series A Preferred Stock outstanding as of the date hereof or issuable upon the exercise of warrants to purchase Series A Preferred Stock outstanding as of the date hereof, and the Common Stock into which the shares of Series A Preferred Stock are convertible;

                    (3) shares of Series B Preferred Stock outstanding as of the date hereof or issuable upon the exercise of warrant to purchase Series B Preferred Stock outstanding as of the date hereof, and the Common Stock into which the shares of Series B Preferred Stock are convertible;

                    (4) shares of Series C Preferred Stock outstanding as of the date hereof or issuable upon the exercise of warrant to purchase Series C Preferred Stock outstanding as of the date hereof, and the Common Stock into which the shares of Series C Preferred Stock are convertible;

                    (5) up to 1,666,666 shares of Series D Preferred Stock (as adjusted for the one for six reverse stock split effected by this Amendment) issued pursuant to a certain Series D Preferred Stock Purchase Agreement entered into on or about December 16, 2004 by the

Corporation and certain investors, the shares of Series D Preferred Stock issued pursuant to Section 5.2(a)(i) hereof and the Common Stock into which the shares of Series D Preferred Stock are convertible;

                    (6) shares of Common Stock, warrants or options to purchase Common Stock or other securities issued, upon the approval of the board of directors of the Corporation, including a majority of the directors elected solely by holders of Preferred Stock, to employees, officers, directors, scientific advisors, consultants and services providers of the Corporation pursuant to any incentive plan or arrangement;

                    (7) shares of Common Stock, warrants or options to purchase Common Stock or other securities issued, upon the approval of the board of directors of the Corporation, including a majority of the directors elected solely by holders of Preferred Stock, in connection with corporate or strategic partnering agreements, agreements to license technology or lending or leasing transactions;

                    (8) shares of Common Stock, warrants or options to purchase Common Stock or other securities issued, upon the approval of the board of directors of the Corporation, including the approval of a majority of the directors elected solely by holders of Preferred Stock, in connection with bona fide acquisitions, mergers or similar transactions; or

                    (9) shares of Common Stock issued pursuant to an underwriting agreement between the Corporation and the underwriter(s) managing the initial public offering of the Common Stock, if such underwriting agreement is executed on or prior to September 30, 2005.

               (v) Subdivision, etc. In the event this Corporation should at any time or from time to time after the date of filing of this Amendment, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

               (vi) Combination. If the number of shares of Common Stock outstanding at any time after the date of filing of this Amendment is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

               (vii) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection (d)(v), then, in each such case for the purpose of this subsection (d)(vii), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

               (viii) Recapitalizations. In the event, at any time after the date of filing of this Amendment, of any capital reorganization, any reclassification or recapitalization of the Corporation’s capital stock (other than as a result of a stock dividend, subdivision, split-up or combination of shares) or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock or a consolidation or merger where Section 5.3 applies), the shares of Preferred Stock shall, after such reorganization, reclassification, recapitalization, consolidation or merger, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, recapitalization, consolidation or merger such holder had converted its shares of Preferred Stock into Common Stock. The provisions of this clause (viii) shall similarly apply to successive reorganizations, reclassifications, recapitalization, consolidations or mergers.

          (e) In the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Conversion Price shall be adjusted to the Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

          (f) Minimal Adjustments. No adjustment in the Conversion Price for any series of Preferred Stock need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 that is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment that, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

          (g) Fractional Shares. No fractional shares shall be issued upon the conversion of any share of any series of Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          (h) Certificate as to Adjustment. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any series of Preferred Stock pursuant to this Section 5.4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of any series of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder’s shares of Preferred Stock.

          (i) No Impairment. The Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5.4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock set forth in this Section 5.4 against impairment. This provision shall not restrict the Corporation’s right to amend this Certificate of Incorporation with the requisite stockholder consent.

          (j) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

          (k) Notices. Any notice required by the provisions of Sections 5.3 and 5.4 to be given to the holders of shares of the Preferred Stock shall be deemed given upon personal delivery, upon delivery by nationally recognized courier or three business days after deposit in the United States mail, by registered or certified mail postage prepaid, and addressed to each holder of record at such holder’s address appearing on the Corporation’s books; provided, however, that United States mail shall not be used to effectuate delivery of any such notice to addresses outside of the United States.

          (l) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging its best efforts to obtain the requisite stockholder approval for any necessary amendment to this Amendment.

     5.5 Voting.

          (a) General. Each holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the date such vote is taken or any written consent of stockholders is solicited, and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. Each holder of each share of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Corporation’s Bylaws and shall vote with holders of the Common Stock upon the election of directors (except as set forth in subsection (b) below) and upon any other matter submitted to a vote of stockholders (except those matters required by law to be submitted to a class vote and as set forth in Section 5.6). Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number (with one-half being rounded upward). Each holder of each share of Common Stock shall be entitled to one vote.

          (b) Election of Directors.

               (i) The holders of Common Stock, voting as a single class, shall be entitled to elect one (1) member of the Corporation’s board of directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of Series A Preferred Stock, voting as a single class, shall be entitled to elect two (2) members of the Corporation’s board of directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of Series B Preferred Stock, voting as a single class, shall be entitled to elect one (1) member of the Corporation’s board of directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of Common Stock and Preferred Stock, voting together as a single class and on an as-converted basis, shall be entitled to elect the remaining members of the Corporation’s board of directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.

               (ii) Vacancies in the board of directors may be filled by a majority of the remaining directors originally elected by the same series, class or classes of shares that elected the member who created the vacancy (or the remaining director so elected if there is but one, or if there is no such director remaining, by the affirmative vote of the holders of a majority of the shares of that class or classes). The stockholders entitled to vote upon the election of directors may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors.

               (iii) Any director who was elected by a specified class or classes of stock or series thereof may be removed during his or her term of office, either for or without cause, by, and only by, the affirmative vote of a majority of the holders of the shares of the class or classes of stock or series thereof that initially elected such director. Such vote may be given at a special meeting of such stockholders duly called or by an action by written consent for that purpose.

               (iv) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Corporation is subject to Section 2115 of the CGCL. During such time or times that the Corporation is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

               (v) During such time or times that the Corporation is subject to Section 2115(b) of the CGCL, one or more directors may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote for that director as provided above; provided, however, that unless the entire board of directors is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

     5.6 Preferred Stock Protective Provisions. So long as 1,000,000 shares of Preferred Stock are outstanding (as adjusted for stock splits, stock dividends or similar events with respect to such shares that occur after the date of the filing of this Amendment), the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the Preferred Stock then outstanding (voting together as a single class on an as-converted basis):

          (a) amend the Corporation’s Certificate of Incorporation or Bylaws to alter or change materially or adversely the rights, preferences or privileges of the Preferred Stock or any series of Preferred Stock then outstanding (whether by merger, consolidation or otherwise);

          (b) authorize or issue any new class or series of equity securities (including any securities convertible into or ultimately exchangeable for any such new class or series of equity securities) having a preference over or on parity with the Series D Preferred Stock then outstanding;

          (c) amend the Corporation’s Certificate of Incorporation to (i) increase or decrease the number of authorized shares of Preferred Stock or (ii) to reclassify any class or series of any other security convertible into equity securities having a preference over or on parity with the Series D Preferred Stock;

          (d) sell, convey, or otherwise dispose of or encumber all or substantially all of its assets, or merge into or consolidate with any other entity (other than a wholly-owned subsidiary corporation and other than a merger effected exclusively for the purpose of changing the domicile of the Corporation), or effect any transaction or series of related transactions in which the Corporation’s stockholders as constituted immediately prior to such transaction or series of related transactions own immediately after such transaction or series of related transactions (by virtue of securities held prior to the transaction or series of related transactions) less than fifty percent (50%) of the voting power of the surviving or acquiring entity;

          (e) voluntarily dissolve or liquidate the Corporation;

          (f) increase the size of the board of directors to more than seven members (unless unanimously approved by all members of the Corporation’s board of directors);

          (g) declare or pay dividends on any class or series of capital stock of the Corporation, other than dividends on Common Stock payable in Common Stock; or

          (h) redeem any class or series of capital stock of the Corporation other than (i) repurchases of Common Stock at cost or fair market value issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) if approved by the Corporation’s board of directors, repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right or (iii) if approved by the Corporation’s board of directors, repurchases of capital stock of the Corporation in connection with the settlement of disputes with any stockholder.

     In addition, the Corporation shall not, without first obtaining the affirmative vote or written consent of at least a majority of the members of the Corporation’s board of directors elected by class vote of the Preferred Stock, sell, convey, or otherwise dispose of or distribute a material portion of the assets or a material portion of the outstanding shares of a wholly-owned or majority-owned subsidiary corporation.

     The provisions of this Section 5.6 shall not limit or restrict any rights that any holder of Preferred Stock may have under the DGCL.

     5.7 Series D Preferred Stock Protective Provisions. The Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the Series D Preferred Stock then outstanding (voting together as a single class on an as-converted basis):

          (a) amend the Corporation’s Certificate of Incorporation or Bylaws to materially and adversely affect the rights, preferences or privileges of the Series D Preferred Stock then outstanding in a manner different from other series of Preferred Stock (whether by merger, consolidation or otherwise); or

          (b) authorize or issue any new class or series of equity securities (including any securities convertible into or ultimately exchangeable for any such new class or series of equity securities) having a preference over or on parity with the Series D Preferred Stock then outstanding.

ARTICLE VI

     No shares of Preferred Stock which have been converted into Common Stock pursuant to Section 5.4 of ARTICLE V or redeemed shall ever again be reissued and all such shares so converted or redeemed shall upon such conversion or redemption cease to be a part of the Corporation’s authorized stock. The Corporation’s Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized stock.

ARTICLE VII

     Subject to Sections 5.6(a) and 5.7(a), in furtherance and not in limitation of the powers conferred by statute, the Corporation’s board of directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VIII

     Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX

     To the fullest extent permitted by the DGCL, as the same may be amended from time to time, a director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the provisions of this ARTICLE IX, by amendment of this ARTICLE IX or by operation of law, shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE X

     To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of this Corporation (and any other persons to which Delaware law permits this Corporation to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL or Section 317 of the CGCL, subject, at any time or times that the Corporation is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL. Any repeal or modification of any of the provisions of this ARTICLE X, by amendment of this ARTICLE X or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

ARTICLE XI

     Subject to Sections 5.6(a) and 5.7(a), the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer on April ___, 2005.

XENOPORT, INC.
By:
Ronald W. Barrett,
Chief Executive Officer

1.